RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

THIS RESIGNATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Michael Seaton (“Executive”) and Extreme Networks, Inc. (the “Company”). This Agreement will become effective on the eighth day after it is signed by Executive, provided that Executive has not revoked this Agreement (by email notice to dhonda@extremenetworks.com) prior to that date.

FACTUAL RECITALS

This Agreement is entered into with respect to the following facts:

A.    Executive was previously employed by the Company as its Worldwide Vice President of Sales and Services;
B.    Executive resigned voluntarily from his employment with the Company effective May 31, 2012; and
C.    It is the Company's desire to provide Executive with certain separation benefits that he would not otherwise be entitled to receive upon his resignation, and to resolve any claims that Executive has or may have against the Company.
Accordingly, Executive and the Company now agree as set forth below.
AGREEMENT
1.Voluntary Resignation From Employment, Positions, and Offices. Executive hereby confirms his voluntary resignation from his employment with the Company, and from all positions and offices that he held with the Company effective as of May 31, 2012, (the “Resignation Date”). Through and including the Resignation Date, Executive will assist Company in duties as requested by Company including but not limited to transition assistance and Company will continue to verify and confirm Executive's employment with the Company.
2.Acknowledgment of Payment/Receipt of All Wages and Benefits. Except payment for base salary, expense reimbursements, and commissions owed to him through the Resignation Date, Executive acknowledges that he has been paid in full all wages (including, but not limited to, base salary, commissions, expense reimbursements, and accrued, unused paid time off), and has received all benefits, that Executive earned during his employment with the Company, with the sole exception being those being those benefits to which he is entitled through the Resignation Date. Except payment for base salary, expense reimbursements, and commissions through the Resignation Date, Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company, including stock benefits, except as set forth below in Section 3.
3.Severance Payment and Modification of Stock Options. Subject to Executive's execution of this Agreement (without revocation during the seven-day revocation period described below) and compliance with the terms of this Agreement, the Company shall provide Executive with a lump sum payment equal to $137,500 and six months of COBRA payments, less applicable withholding, by no later than July 15, 2012.
Notwithstanding anything to the contrary contained in the Extreme Networks, Inc. Stock Option Agreement or Stock Option Plan, Executive and the Company agree that Executive shall have a period of

4 months following the Resignation Date (through September 30, 2012) to exercise his right to purchase any or all of the vested shares under the Extreme Networks, Inc. Stock Option Agreement. Vesting of all option shares shall cease effective the Resignation Date. Except as modified by this Section 3, Executive's rights with respect to exercise the vested shares, all equity interest(s) shall continue to be governed by and subject to the terms and conditions of the Extreme Networks, Inc. Stock Option Agreement or any other applicable equity plans/agreements.
4.General Release of Claims. As consideration for the stock option modifications described in Section 3, Executive and his successors release the Company, its parents and subsidiaries, and each of those entities' respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns, of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims for breach of express or implied contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, pregnancy, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, or any other applicable law. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement. This release of claims shall not affect Executive's existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to California Labor Code section 2802), which rights shall remain in full force and effect. In addition, the above release of claims, is not intended to apply to or impact any continuing obligations the Company may have related to Executive's 401(k).
5.Civil Code Section 1542 Waiver. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed in Section 4 above.
6.Agreement Not To Assist With Other Claims. Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees. Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees. This Section shall not apply to the Executive's participation in any legal or administrative proceeding pursuant to a duly-issued subpoena or other compulsory legal process.

7.Prior Agreement and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, a copy of each having been provided to Executive at his request. To the extent that he has not already done so, by the Resignation Date, Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive's possession or control, including, but not limited to, any PDAs, files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.
8.Non-Disparagement. Executive agrees that he will not make any disparaging statements about the Company, or any of its services, products, officers, employees, or directors, except to the extent that such statements are made truthfully in response to a duly-issued subpoena or other compulsory legal process.
9.Non-Solicitation. Executive agrees that for a period of one year following the Resignation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
10.Section 409A Compliance. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.
11.Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.
12.Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.
13.Dispute Resolution. In the event of any disputes or claims between the parties, including, but not limited to, any claims that are based upon or arise out of this Agreement or any alleged breach of this Agreement, the parties agree that all such disputes or claims shall be resolved by binding arbitration in the manner described in the Employment Agreement, a copy of which has been provided to Executive at his request.
14.Entire Agreement and Modification. This Agreement, along with any agreements described in Sections 3 and 7 (all as modified herein), any other applicable equity plan, and the Indemnity Agreement between the parties dated October 20, 2011, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the Employment Agreement (other than the arbitration provision described in Section 13, which is incorporated herein as described in Section 13), which agreements are hereby terminated and of no further legal force or effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

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EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN SECTIONS 4 AND 5) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE STOCK OPTION MODIFICATIONS DESCRIBED IN SECTION 3, WHICH HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

Dated: May 6, 2012	/s/ Michael Seaton
Dated: May 7, 2012	EXTREME NETWORKS, INC. By: /s/ Diane Honda Its: VP, General Counsel